News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

CROWN HOLDINGS ANNOUNCES

INTENTION TO SETTLE ITS U.K. PENSION PLAN OBLIGATIONS

Yardley, PA - October 1, 2021. Crown Holdings, Inc. (NYSE: CCK) (Crown) announced today that the Trustees of its U.K. defined benefit pension plan (the Metal Box Pension Scheme) have entered into a transaction with Pension Insurance Corporation (PIC) to fully insure all of its U.K. pension liabilities. The transaction provides a policy which covers the benefits for approximately 10,300 retirees and 2,200 deferred members. PIC is a specialist U.K. insurance company providing tailored pension insurance buyouts and buy-ins for U.K. defined benefit pension funds.

The intention and expectation is that the transaction will be followed by completion of administrative processes during October, which will result in the irrevocable transfer of the plan’s obligations to PIC in November 2021. Upon completion of the transfer, the Company will eliminate its cash flow and earnings risk associated with over $2.5 billion in both U.K. pension plan assets and liabilities.

The Company expects to record a charge of approximately $1.3 billion ($1.1 billion after tax) in the fourth quarter of 2021 in connection with the November plan settlement. The charge is non-cash with the exception of a contribution to the plan of approximately $90 million to facilitate the transaction.

About Crown Holdings, Inc.
Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania. For more information, visit www.crowncork.com.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including whether the full settlement and irrevocable transfer of the Company’s risk related to the plan obligations will occur in November 2021, or at all; the amount of the charge the Company will incur in connection with the plan settlement; and the impact of the transaction and plan settlement on the Company’s future cash flow and earnings. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of Crown to differ are discussed under the caption "Forward Looking Statements" in Crown's Form 10-K Annual Report for the year ended December 31, 2020 and in subsequent filings made prior to or after the date hereof. Crown does not intend to review or revise any particular forward-looking statement in light of future events.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720